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                              Exhibit (10)-3
                              Unicom Corporation and Commonwealth Edison Company Form 10-Q File Nos. 1-11375 and 1-1839






                             EMPLOYMENT AGREEMENT


                                     among


                              UNICOM CORPORATION,


                          COMMONWEALTH EDISON COMPANY


                                      and


                                 JOHN W. ROWE
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                             EMPLOYMENT AGREEMENT


  THIS AGREEMENT (the "Agreement") dated as of March 10, 1998 (the "Agreement Date") is made by and among Unicom Corporation, an Illinois corporation ("Unicom"), Commonwealth Edison Company, an Illinois corporation ("ComEd" and with Unicom collectively, the "Company"), and John W. Rowe ("Executive"); and

  WHEREAS, Unicom and ComEd desire to obtain the services of Executive and Executive is willing to render such services, in accordance with the terms hereof; and

  NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, Unicom, ComEd and Executive agree as follows:


                                  ARTICLE I.

                                  DEFINITIONS

  The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

  1.1. "Accrued Base Salary" means that portion of Executive's Base Salary which is accrued but unpaid as of the Termination Date.

  1.2.  "Accrued Annual Incentive" means either:

        (i) the amount of any Annual Incentive earned with respect to the calendar year ended prior to the Termination Date, but which is unpaid as of the Termination Date, if both (x) the amount of such Annual Incentive has been objectively determined solely by the application of a formula that does not provide the Company any discretion to increase the amount of the Annual Incentive and (y) the Company has not applied any discretion it may have pursuant to Unicom's Annual Incentive Award Program or otherwise to reduce the amount of such Annual Incentive or,

        (ii) if the conditions specified in clause (i) of this sentence have not been satisfied, the average of the Annual Incentives that were actually paid to Executive with respect to Executive's last three full calendar years of employment by the Company.

For purposes of clause (ii) of the preceding sentence, if Annual Incentives have been paid to Executive in respect of fewer than three years, such average shall be computed by reference to the Annual Incentives that were actually paid to Executive.

  1.3. "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be. For the purposes of this definition, the

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term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

  1.4. "Agreement Date" -- see the recitals to this Agreement.

  1.5. "Anniversary Date" means any annual anniversary of the Commencement Date.

  1.6. "Annual Incentive" -- see Section 4.3.

  1.7. "Base Salary" -- see Section 4.1.

  1.8. "Beneficiary" -- see Section 9.4.

  1.9. "Cause" means any of the following:

      (a) Executive's conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty,

      (b) wilful misconduct by Executive in the performance of his duties under this Agreement that was intended to personally benefit Executive, or

      (c) material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness);

provided that, if a material breach of this Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 30 days (10 days in the event of a breach of covenants contained in Article VIII) after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.

  1.10. "Change in Control" means any one or more of the following:

      (a) the acquisition by any Person (including for purposes of this definition any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of Common Stock (the "Outstanding Unicom Common Stock") or
  (ii) the combined voting power of the then-outstanding Voting Securities of Unicom (the "Outstanding Unicom Voting Securities"), but excluding (A) any acquisition directly from Unicom (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Unicom),
  (B) any

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    acquisition by Unicom, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Unicom or any corporation controlled by Unicom (a "Company Plan") or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than Unicom or any Company
    Plan) shall become the beneficial owner of 20% or more of the Outstanding Unicom Common Stock or 20% or more of the Outstanding Unicom Voting Securities by reason of an acquisition by Unicom, and such Person shall, after such acquisition by Unicom, become the beneficial owner of any additional shares of the Outstanding Unicom Common Stock or any additional Outstanding Unicom Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by Unicom) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

      (b) individuals who, as of the Agreement Date, constitute the Unicom Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided that any individual who becomes a director of Unicom subsequent to the Agreement Date whose election, or nomination for election by Unicom stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Unicom as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Unicom Board shall not be deemed a member of the Incumbent Board;

      (c) approval by the stockholders of Unicom of a reorganization, merger or consolidation or sale or other disposition of more than 50% of the operating assets of Unicom (determined on a consolidated basis) other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

          (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Unicom Common Stock and the Outstanding Unicom Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding Voting Securities of such corporation, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns Unicom or all or substantially all of its assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of

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    the Outstanding Unicom Common Stock and the Outstanding Unicom Voting
    Securities, as the case may be;

          (ii) no Person (other than Unicom; any Company Plan; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Unicom Common Stock or the Outstanding Unicom Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such corporation;

          (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; and

          (iv) Executive shall be elected the Chairman of the Board, President and Chief Executive Officer of the corporation resulting from such Corporate Transaction; or

    (d) approval by the stockholders of Unicom of a plan of complete liquidation or dissolution of Unicom or ComEd, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all the assets of ComEd by Unicom or its Affiliates.

  1.11. "Common Stock" means common stock, without par value, of Unicom.

  1.12. "Commencement Date" -- see Section 3.1.

  1.13. "ComEd" see the recitals to this Agreement.

  1.14. "ComEd Board" means the Board of Directors of ComEd.

  1.15. "Company" -- see the recitals to this Agreement.

  1.16. "Compensation Committee" means the Corporate Governance and Compensation Committee of the Unicom Board, or any successor committee thereto.

  1.17. "Confidential Information" means any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company and which:

    (a) relates to one or more of the following:

          (i) trade secrets of the Company or any customer or supplier of the Company;

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          (ii) existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

          (iii) business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company; or

    (b) the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

Confidential Information does not include any information that is or may become publicly known other than through the improper actions of Executive.

  1.18. "Contract Term" -- see Section 3.1.

  1.19. "Disability" means a mental or physical condition which, in the opinion of the Unicom Board, renders Executive unable or incompetent to carry out the job responsibilities which such Executive held or the duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by ComEd and Executive (provided that neither party shall unreasonably withhold or delay such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

  1.20. "Early Retirement" means a Termination of Employment by Executive at least five years after the Commencement Date, other than a Normal Retirement.

  1.21. "Exchange Act" means the Securities Exchange Act of 1934.

  1.22. "Executive" -- see the recitals to this Agreement.

  1.23. "Formula Annual Incentive" means the greater of (i) the Annual Incentive for the latest calendar year ended on or before the Termination Date, or (ii) the average of the Annual Incentives that were actually paid (or would have been paid in respect of the year preceding the Termination Date but for a termination of Executive's employment after the end of such preceding year) to Executive with respect to Executive's last three full calendar years of employment by the Company. For purposes of clause (ii) of the preceding sentence, if Annual Incentives have been paid to Executive in respect of fewer than three years, such average shall be computed by reference to the Annual Incentives that were actually paid to Executive.

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  1.24. "Good Reason" means any material breach of this Agreement by the
Company, including:

      (a) a failure to provide the compensation and benefits required by this Agreement, including a reduction in the Base Salary of Executive below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;

      (b) failure to appoint or elect Executive as Chairman of the Unicom Board and the ComEd Board, President and Chief Executive Officer of Unicom and ComEd, and a member of the Unicom Board and the ComEd Board; provided that, with the consent of Executive, Unicom and ComEd may from time to time appoint another person to serve as President of Unicom and/or ComEd so long as such Person reports to Executive;

      (c) causing or requiring Executive to report to any Person or group other than the Unicom Board;

      (d) any material adverse change in the status, responsibilities or perquisites of Executive; or

      (e) any public announcement by the Board of either ComEd or Unicom that it is seeking a replacement for Executive, which announcement is made prior to Executive's attaining age 60, unless Executive has consented to such announcement;

provided, however, that an act or omission shall not constitute a material breach of this Agreement by the Company:

          (i) unless Executive gives the Company 30 days' prior notice of such act or omission and the Company fails to cure such act or omission within the 30-day period;

          (ii) if Executive first acquired actual knowledge of such act or omission more than 12 months before Executive gives the Company such notice; or

          (iii) if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.

  1.25. "Initial Term" shall mean the three-year period beginning on March 16, 1998 and ending on March 15, 2001.

  1.26. "including" means including without limitation.

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  1.27. "Key Employee" means any employee of the Company who is Group Level 12 or above ("Group Level") or any employee of any Affiliate of the Company who is at a level which is the equivalent of Group Level.

  1.28. "LTIP" means the Unicom Corporation Long-Term Incentive Plan.

  1.29. "Normal Retirement" means a Termination of Employment by Executive either (i) at least eight years after the Commencement Date or (ii) at least five years after the Commencement Date if the Unicom Board shall have determined that such Termination shall constitute Normal Retirement for purposes of this Agreement.

  1.30. "Option" means an option to purchase shares of Common Stock pursuant to the terms and conditions of this Agreement and the LTIP (or any successor plan).

  1.31. "Option Expiration Date" means, with respect to a specific Option, the expiration date of such Option as specified in the grant agreement or the plan (as applicable) relating thereto.

  1.32. "Performance Unit Program" means Unicom's Long Term Performance Unit Award Program.

  1.33. "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether federal, state, county, municipal or otherwise).

  1.34. "Post-Retirement Health Care Coverage" means the medical, dental and vision care coverage provided by the Company from time to time to its retired senior executives who retired on or after the Agreement Date.

  1.35. "Practices" means practices, policies and programs.

  1.36. "Prorated Annual Incentive" means, in respect of the calendar year during which the Termination Date occurs, an amount equal to the product of the Formula Annual Incentive multiplied by a fraction, the numerator of which equals the number of days between January 1 of such calendar year and the Termination Date and the denominator of which equals 365.

  1.37. "SERP Benefit" -- see Section 6.3(b).

  1.38. "Service Annuity System" means the Commonwealth Edison Company Service Annuity System.

  1.39. "Severance Period" means the period that commences on the Termination Date and ends on:

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      (a) the later of the third Anniversary Date or one year after the
  Termination Date (if the Termination Date occurs during the Initial Term), or

      (b) one year after the Termination Date (if the Termination Date occurs after the end of the Initial Term);

provided, however, that if the Termination Date occurs within two years after a Change in Control, the Severance Period shall end three years after the Termination Date.

  1.40. "Supplemental Retirement Plan" means the Commonwealth Edison Company Supplemental Management Retirement Plan.

  1.41. "Taxes" means federal or Illinois income taxes.

  1.42. "Termination Date" means the date as of which Executive's employment with the Company is terminated by the Company or by Executive for any reason.

  1.43. "Termination for Good Reason" means a Termination of Employment by Executive for Good Reason.

  1.44. "Termination of Employment" occurs on the first day on which Executive is for any reason no longer employed by the Company.

  1.45. "Termination Without Cause" means a termination of Executive's employment by the Company for any reason other than Cause or Disability.

  1.46. "Unicom" -- see the recitals to this Agreement.

  1.47. "Unicom Board" means the Board of Directors of Unicom.

  1.48. "Voting Securities" means, with respect to a corporation, the securities of such corporation entitled to vote generally in the election of the directors of such corporation.

                                  ARTICLE II.
                                    DUTIES

  2.1. Duties. During the Contract Term, Executive shall be the Chairman of the Unicom Board and the ComEd Board, President and Chief Executive Officer of both Unicom and ComEd and a member of the Unicom Board and the ComEd Board. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of Unicom and ComEd during the Contract Term, (i) the shareholders of Unicom will elect Executive to the Unicom Board and (ii) Unicom will elect Executive to the ComEd Board. During the Contract Term (excluding any periods of vacation, sick leave or disability to which Executive is entitled),

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Executive (subject to Section 2.2) shall devote his full attention and time to the business and affairs of the Company and use his best efforts to perform his duties and responsibilities described herein.

  2.2. Other Activities. Executive may (a) serve on corporate, civic or charitable boards or committees, (b) fulfill speaking engagements or teach at educational institutions or (c) manage personal investments, in each case to the extent that such activities do not materially interfere with the performance of his duties under this Agreement.

                                 ARTICLE III.
                               TERM OF AGREEMENT

  3.1. Term. The term of this Agreement (the "Contract Term") shall begin on March 16, 1998 (the "Commencement Date") and shall continue in effect until the Termination Date.

                                  ARTICLE IV.
                                 COMPENSATION

  4.1. Base Salary. During the Initial Term, the Company shall pay Executive in accordance with its normal payroll practices an annual salary of at least $900,000 (the "Base Salary"). After the expiration of the Initial Term, the Base Salary shall be reviewed at least annually and may be adjusted at any time and from time to time as shall be determined by the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation to Executive under this Agreement.

  4.2. Inducement Incentive. As an inducement to enter into this Agreement, the Company shall pay Executive an initial incentive in the amount of $600,000 on the Agreement Date.

  4.3. Annual Incentive. During the Contract Term, Executive shall participate in Unicom's Annual Incentive Award Program and shall be eligible to receive an annual incentive award ("Annual Incentive") in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company; provided that, in respect of the 1998 and 1999 calendar years, such Annual Incentive shall equal the greater of (a) the actual award for such year determined in accordance with such terms and conditions, or (b) $600,000. During each of 1998 and 1999, the Annual Incentive shall be paid in cash as to the first $600,000 thereof and the excess, if any, shall be paid 75% in cash and 25% in shares of Common Stock.

  4.4. Performance Unit Awards. Effective as of the Commencement Date, Executive shall participate in the Performance Unit Program in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company; provided, however, that any award payable to Executive under such Program with respect to each of the three-year performance periods ending on December 31, 1998, 1999 or 2000 will be made as though

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Executive had participated in such Program throughout such performance periods
(except in the event of a Termination of Employment, in which case the provisions of the Performance Unit Program shall apply).

                                  ARTICLE V.
                                 OPTION GRANTS

  5.1. Initial Grant. On the Commencement Date, Unicom shall grant to Executive an Option to purchase 250,000 shares of Common Stock. Subject to the provisions of Article VII, such Option shall become exercisable in equal installments on each of the three first Anniversary Dates and shall thereafter remain exercisable until the 10th Anniversary Date. The option price of such Option shall equal 100% of the fair market value of the Common Stock as of the Commencement Date as determined by the Compensation Committee.

  5.2. Future Grants. Commencing in 1999, the Compensation Committee shall in its discretion consider Executive for possible future annual or other grants of Options under the LTIP on the same date or dates and on the same basis as other senior executives of the Company.

                                  ARTICLE VI.
                                OTHER BENEFITS

  6.1. Buy-out of Forfeited Benefits. As partial compensation for actual and expected compensation, benefits and programs to which Executive was, or reasonably expected to become, entitled to receive from his previous employer, the Company shall pay Executive a lump-sum amount equal to $2,000,000 on the Agreement Date.

  6.2. Savings and Other Plans. During the Contract Term, Executive shall be entitled to participate in all savings, deferred compensation and retirement plans which are or may hereafter become generally available to senior executives of the Company (subject to the eligibility requirements of such plans, except as such eligibility requirements are modified by the provisions of Section 4.4 and
Article VI).

  6.3.  Retirement Benefits.

        (a) Upon the first to occur of (i) Executive's Early Retirement or Normal Retirement, (ii) a Termination Without Cause or a Termination for Good Reason, or (iii) a Termination of Employment by reason of death or Disability, Executive (or, in the event of his death, his surviving spouse) shall thereafter receive an annual retirement benefit determined as provided in the following sentence; provided, however, that Executive shall not receive any such retirement benefit pursuant to this Section 6.3 if, before the first to occur of the events specified in clauses (i), (ii) and (iii) of this sentence, Executive shall have received a Notice of Termination

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and his employment is subsequently terminated by the Company for Cause. The amount of such anual retirement benefit shall equal the amount that would have been payable under the Service Annuity System (including under the Supplemental Retirement Plan) as now in effect for employees who retire at age 60 (or, if greater, the attained age of Executive upon such Early or Normal Retirement, death, Disability, Termination Without Cause or Termination for Good Reason), calculated based on the assumption that Executive has 20 years of service on the Commencement Date and accrues, while employed by the Company, one additional year of service on each Anniversary Date. If Executive shall not have satisfied the conditions of the first sentence of this Section 6.3(a) as of the Termination Date, he shall not be entitled to receive a retirement benefit determined in accordance with this Section 6.3.

     (b) The annual retirement benefit to be provided to Executive under this Section (the "SERP Benefit") shall equal the amount which, when added to all other retirement benefits provided by the Company and its Affiliates during such year (including payments under the Service Annuity System, the Supplemental Retirement Plan, the Social Security supplement paid by ComEd until Executive attains age 65, and any other sources) results in the SERP Benefit; provided, however, that (i) in no event shall any SERP Benefit be payable during the Severance Period and (ii) Executive's right to receive the SERP Benefit shall be subject to Section 7.7.

     (c) Executive shall have the option to receive the SERP Benefit (i) as a lump-sum amount, (ii) as a regular life annuity, or (iii) as a joint and survivor marital annuity (to be appropriately adjusted in accordance with the provisions of the Service Annuity System). In the event of Executive's death during his employment by the Company, his spouse will immediately become entitled to a surviving spouse benefit.

  6.4. Welfare Benefits. During the Contract Term, Executive (and his family) shall be eligible to participate in and shall receive benefits under all welfare benefit plans and Practices provided by the Company (including medical, prescription, dental, vision care, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to senior executives of the Company; provided, however, that the Company shall provide at no cost to Executive an amount of term life insurance coverage that, when added to the coverage available at no cost to Executive under the Company's group or employee life plans or programs, equals three times his Base Salary.

  6.5. Employee Benefits. During the Contract Term, Executive shall be entitled to employee benefits generally available to other senior executives of the Company, including financial planning and tax planning services.

  6.6. Relocation. Executive shall be entitled to a relocation allowance in connection with his relocation to the Chicago, Illinois metropolitan area pursuant to the terms of the Company's relocation program applicable to other senior executives of the Company. On or before March 1, 1999, the Company shall pay Executive, in cash, an amount (the "Gross-Up Amount") equal to the sum of
(i) any Taxes paid or payable by Executive in respect of such relocation allowance

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and (ii) an additional amount such that, after payment of Taxes on the Gross-Up
Amount, there remains a sufficient amount to pay the Taxes being reimbursed pursuant to clause (i) of this sentence. For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest marginal rate of federal and Illinois taxes.

  6.7. Time Off. During each year of the Contract Term, Executive shall be entitled to 30 "paid time off" days in accordance with the PTO policy applicable to senior executives of the Company.

  6.8. Expenses. During the Contract Term, Executive shall be entitled to receive prompt reimbursement for all of his reasonable employment-related expenses upon the Company's receipt of accounting in accordance with Practices applicable to senior executives of the Company.

  6.9. Office; Support Staff. During the Contract Term, Executive shall be entitled to an office of a size and with furnishing and other appointments, and to personal secretarial and other assistance, as is appropriate to the positions being assumed by Executive, but in no event less than those provided to other senior executives of the Company.

                                 ARTICLE VII.
                             TERMINATION BENEFITS

  7.1. Termination for Cause or Other Than for Good Reason, Retirement, Death or Disability.

       (a) If, whether before or after the end of the Initial Term, Executive's employment is terminated by the Company for Cause or by Executive for any reason other than Good Reason, death, Disability, Early Retirement or Normal Retirement, then:

            (i) the Company shall within 10 days after the Termination Date pay Executive his Accrued Base Salary and Accrued Annual Incentive;

            (ii) all of Executive's Options (whether or not then exercisable) shall expire on the Termination Date; and

            (iii) any Performance Unit Program award that has not yet become payable in accordance with the terms and conditions thereof shall be forfeited.

       (b) The Company may not terminate Executive's employment for Cause unless:

            (i) no fewer than 30 days prior to the Termination Date, the Company provides Executive with written notice of its intent to consider a termination of employment for Cause that states the proposed Termination Date and includes a

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       detailed description of the specific reasons which form the basis for such consideration (the "Notice of Consideration");

            (ii) during a period of not fewer than 15 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Unicom Board, with legal representation if he so elects, to present arguments on his own behalf; and

            (iii) following the presentation to the Unicom Board as provided in
       (ii) above, Executive shall be terminated for Cause only if (x) not less than 60% of the members of the Unicom Board (other than Executive if Executive is a member of the Unicom Board, or any other member of the Unicom Board alleged to be involved in the events that form the basis of the proposed termination for Cause) determines that the actions of Executive constituted Cause and that his employment should accordingly be terminated for Cause; and (y) the Unicom Board provides Executive with a written determination setting forth the basis of such termination of employment which shall be consistent with the reasons set forth in the Notice of Consideration.

       (c) After providing Notice of Consideration to Executive, the Unicom Board may suspend Executive with pay pending a final determination pursuant to this Section.

  7.2. Termination for Death or Disability. If Executive's employment terminates due to death or Disability:

       (a) the Company shall pay to Executive, his Beneficiaries or his estate, as the case may be, immediately after the Termination Date an amount which is equal to the sum of his Accrued Base Salary, Accrued Annual Incentive and Prorated Annual Incentive; and

       (b) each of Executive's Options (including any Options not then exercisable) shall be fully exercisable and shall remain exercisable until the applicable Option Expiration Date.

  7.3. Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason:

       (a) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Prorated Annual Incentive;

       (b)  Executive shall receive for the duration of the Severance Period,

            (i) periodic payments in accordance with the Company's normal payroll practices and in amounts equal to his Base Salary in effect during the calendar year preceding the Termination Date and, for each year during the Severance Period, the Formula Annual Incentive, and

            (ii) a continuation of the benefits described in Section 6.4 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, the economic equivalent thereof);

       (c) each of Executive's Options that is exercisable on the Termination Date shall remain exercisable until the applicable Option Expiration Date;

       (d) each of Executive's Options that has not yet become exercisable as of the Termination Date shall become exercisable during the Severance Period at such times and in such amounts (if any) as if Executive had remained employed by the Company throughout the Severance Period and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date; and

       (e) any of Executive's Options that remain unexercisable at the end of the Severance Period shall be forfeited.

  7.4. Termination Upon Normal Retirement. If Executive's employment terminates due to Normal Retirement:

       (a) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Prorated Annual Incentive;

       (b) each of Executive's Options that is exercisable on the Termination Date shall remain exercisable until the applicable Option Expiration Date; and

       (c) each of Executive's Options that has not yet become exercisable as of the Termination Date shall become exercisable after Executive's retirement at such times and in such amounts as if Executive had remained employed by the Company following his retirement and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date.

  7.5. Termination Upon Early Retirement. If Executive's employment terminates due to Early Retirement:

       (a) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Prorated Annual Incentive;

       (b) each of Executive's Options that is exercisable on the Termination Date shall remain exercisable until the later to occur of (i) the end of the period that is applicable under such circumstances pursuant to the form of grant agreement in general use for grants to senior executives at the time such Option was granted or (ii) 90 days after the Termination Date, but in no event after the applicable Option Expiration Date); and

       (c) each of Executive's Options that has not yet become exercisable as of the Termination Date shall expire on the Termination Date.

  7.6. Post-Retirement Health Care Coverage. In the event of any Termination of Employment on account of death, Disability, Early Retirement, Normal Retirement, by Executive for Good Reason or by the Company without Cause, Executive and his spouse shall each be entitled to Post-Retirement Health Care Coverage for the remainder of their respective lives. Such coverage shall not duplicate any benefits that may then be available to Executive and his spouse under Section
6.4 and shall be secondary to any coverage provided by any other employer or Medicare.

  7.7. Breach of Covenants; Exculpation. In the event of (a) a wilful and material breach by Executive of any of the covenants contained in Article VIII, or (b) a failure by Executive to cure (to the fullest extent curable) a non-wilful breach of any of such covenants within 10 days after his receipt of a written notice thereof from the Company, the Company shall be entitled, after obtaining a final judicial determination (or, if the Company reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) to the effect that such action by the Company is appropriate and consistent with the requirements and procedures set forth in this Agreement, to take any or all of the following actions:

            (i) discontinue the SERP Benefit and any or all payments and benefits provided to Executive pursuant to Article VII and any other provision of this Agreement,

            (ii) terminate any Options then held by Executive, whether or not then exercisable, and

            (iii) require Executive to:

                  (w) repay to the Company all amounts previously received by
            Executive pursuant to any provision of Article VII on or after the first date on which the Executive breached any of the covenants contained in Article VIII (the "Breach Date"),

                  (x) repay to the Company all amounts previously received by
            Executive pursuant the SERP Benefit at any time on or after the Termination Date,

                  (y) pay to the Company an amount equal to the aggregate
            "spread" on all Options exercised on or after the Breach Date, and

                  (z) repay to the Company any other amount that it paid to
            Executive on or after the Breach Date which Executive would not have been entitled to receive if the Company had terminated the employment of Executive for Cause as of the Breach Date;

  provided, however, that (I) no benefits shall be discontinued or terminated nor shall Executive have any monetary liability to the Company for any breach of the covenants contained in Article VIII for any act or failure to act, including without limitation simple negligence or an error in judgment, if such act or failure to act was done in good faith, with a reasonable belief that the act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulations, and was not done primarily to benefit Executive and (II) no action may be brought under this
  Section 7.7 more than three years after the Termination Date. For purposes of clause (iii) (y) of the preceding sen tence, "spread" in respect of any Option shall mean the product of the number of shares as to which such Option has been exercised on or after the Breach Date multiplied by the difference between the closing price of the Common Stock on the exercise date (or if the Common Stock did not trade on the New York Stock Exchange on the exercise date, the most recent date on which the Common Stock did so trade) and the exercise price of the Option.

  7.8. Other Employment. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 6.4 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

                                 ARTICLE VIII.
                             RESTRICTIVE COVENANTS

  8.1.  Confidential Information.

        (a) Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information, and that Confidential Information has been and will be developed at substantial cost and effort to the Company. Executive acknowledges that he will have access to Confidential Information with respect to the Company which information is a valuable and unique asset of the Company and that disclosure of such Confidential Information would cause irreparable damage to the Company's business and operations.

       (b) Executive acknowledges that the Confidential Information is, as between the Company and Executive, the exclusive property of the Company.

       (c) Both during Executive's employment by the Company (whether during or after the Initial Term) and at any time after the Termination Date, Executive:

            (i) shall not, directly or indirectly, divulge, furnish or make accessible to any Person (except (x) to the extent Executive reasonably and in good faith believes that such actions are related to, and required by, Executive's performance of his duties under this Agreement, or (y) as may be compelled by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (y) of this sentence as far in advance of its disclosure as is practicable, shall cooperate with the Company in its ef forts to protect the information from disclosure, and shall limit its disclosure of such information to the minimum disclosure required by law or administrative regulation unless the Company agrees in writing to a greater level of disclosure);

            (ii) shall not use for his own benefit in any manner, any Confidential Information;

            (iii) shall not cause any such Confidential Information to become publicly known; and

            (iv) shall take all reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft.

       (d) For purposes of this Agreement, Confidential Information represents trade secrets subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Illinois, or to any comparable protection afforded by applicable laws.

  8.2.  Non-Competition.

       (a) During the period beginning on the Agreement Date and ending two years after the Termination Date, Executive shall not, directly or indirectly, in any capacity, engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined in Section 8.2(c)).

       (b) During the period beginning on the Agreement Date and ending two years after the Termination Date, Executive shall not at any time make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than

  1% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions of any Competitive Business, and (iii) create a conflict of interest between Executive's duties under this Agreement and his interest in such investment. In addition, nothing in this subsection shall restrict Executive's ability to retain any interest (including any interest in common stock now held or subsequently acquired upon exercise of options or similar rights now held or upon the conversion of convertible securities now held) in New England Electric System or any of its successors received by Executive as a result of his former employment relationship with such entity.

       (c) "Competitive Business" means as of any date (including during the two-year period commencing on the Termination Date) any Person (and any branch, office or operation thereof) which engages in, or proposes to engage in (i) the production, transmission, distribution, marketing or sale of electricity or (ii) any other business engaged in by the Company prior to the Termination Date which represents for any calendar year during the Contract Term, or is projected by the Company (as reflected in a business plan adopted by the Company before the Termination Date) to yield during any year during the first three-fiscal year period commencing on or after the Termination Date, more than 5% of the gross revenue of the Company, and which is located
  (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company is then engaged in, or proposes to engage in, any of such activities.

  8.3. Non-Solicitation. During the period beginning on the Agreement Date and ending two years after the Termination Date, Executive shall not, directly or indirectly:

       (a) other than in connection with the performance of his duties as an officer of the Company, encourage any Key Employee to terminate his or her employment;

       (b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any Key Employee (other than by the Company or its Affiliates), or cause any Person to do any of the foregoing;

       (c) establish a business with, or encourage others to establish a business with, any Key Employee; or

       (d) interfere with the relationship of the Company or any of its Affiliates with, or endeavor to entice away from, the Company any Person who or which at any time during the period commencing one year prior to the Commencement Date was a material customer or material supplier of, or maintained a material business relationship with, the Company or any of its Affiliates.

  8.4. Reasonableness of Restrictive Covenants.

     (a) Executive acknowledges that the covenants contained in Sections 8.1,
  8.2 and 8.3 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

     (b) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 8.1, 8.2 and 8.3 will not deprive him of the ability to earn a livelihood or to support his dependents.

  8.5. Right to Injunction; Survival of Undertakings.

     (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 8.1, 8.2 and 8.3, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of this such Sections would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

     (b) If a court determines that any of the covenants included in this
  Article VIII is unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court shall have the power to reduce the duration or scope of such provision, as the case may be, so as to cause such covenant to be thereafter enforceable.

     (c) All of the provisions of this Article VIII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Contract Term.

  8.6. Non-Disparagement. During the two-year period commencing on the Termination Date, Executive shall not (a) make any written or oral statement that brings the Company or any of its employees, officers or agents into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing Unicom or

ComEd or any of its agents, employees or officers of any misconduct or unlawful behavior. This Section shall not be deemed to be breached by testimony of Executive given in any judicial or governmental proceeding which Executive reasonably believes to be truthful at the time given or by any other action of Executive which he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.

                                  ARTICLE IX.
                                 MISCELLANEOUS

  9.1. Required Withholding. The Company may deduct or withhold from payments or other benefits otherwise payable to Executive pursuant to the provisions of this Agreement any amounts that are required by applicable law.

  9.2. Remedies. In the event of any Termination of Employment or any breach of this Agreement by the Company, Executive's exclusive remedies shall be as specified in Article VII or to enforce any other undertaking of the Company expressly provided in this Agreement; provided that nothing herein shall deny Executive the right to seek a final judicial determination (or, if Executive reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) that any Termination of Employment purportedly made for Cause was, in fact, made not in good faith or was made without adherence to the requirements or procedures set forth in this Agreement. If Executive obtains such a final judicial or arbitral determination, as applicable, the Termination of Employment shall be treated as a Termination Without Cause for all purposes of this Agreement.

  9.3. Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of Executive and his Beneficiaries and estate and the Company and its successors.

  9.4. Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder pursuant to Article IV, VI (except as may otherwise expressly be provided in such Article or in the plans referenced therein) or VII, such amounts shall be paid in a lump-sum payment to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, which Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his estate.

  9.5. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

  9.6. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

  9.7. Amendment; Waiver. This Agreement shall not be amended or modified except by a written agreement between the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

  9.8. Notices. All notices hereunder shall be in writing, delivered by hand, nationally-recognized courier service that guarantees overnight delivery or by certified mail, return receipt requested, postage prepaid, and addressed as follows:

  If to the Company:  Unicom Corporation
                      Attn: Pamela B. Strobel
                      Senior Vice President
                       and General Counsel
                      37th Floor
                      One First National Plaza
                      Chicago, Illinois 60690

  If to Executive:    John W. Rowe
                      Unit 3306
                      950 North Michigan Avenue
                      Chicago, Illinois 60611

  With copy to:       Robert W. Kleinman, Esq.
                      Ross & Hardies
                      150 North Michigan Avenue
                      Chicago, Illinois 60601-7567

Either party may from time to time designate a new address by notice given in accordance with this Section. Notices shall be effective when received by the addressee.

  9.9. Publicity. Until this Agreement has been filed as an exhibit to a filing by the Company with the Securities and Exchange Commission, neither Executive nor the Company shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, nor disclose the contents hereof to any third party, without obtaining in each case the consent of the other parties hereto, which consent shall not be withheld or delayed where such release, announcement or disclosure shall be required by applicable law or administrative regulation.

  9.10. Communications. Nothing in this Agreement, including Sections 8.1, 8.6 or 9.9, shall be construed to prohibit Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act.

  9.11. Legal Expenses. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any termination of his employment hereunder or in seeking in good faith to obtain or enforce any benefit or right under this Agreement, provided that Executive shall have a reasonable basis for his position.

  9.12. Joint and Several Liability. The obligations of Unicom and ComEd to Executive under this Agreement shall be joint and several.

  9.13. Articles and Sections. Except where otherwise indicated by the context, any reference to an "Article" or "Section" shall be to an Article or Section of this Agreement.

  9.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

  9.15. Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to its subject matter, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise.

  9.16. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

  9.17. Survival. All of Executive's rights hereunder, including his rights to compensation and benefits prior to the Termination Date, his right to severance and other benefits subject to the terms and conditions of Article VII after the Termination Date, and his obligations under Article VIII hereof, shall survive a Termination of Employment and the termination of this Agreement.

  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                      UNICOM CORPORATION


                      By:
                          ---------------------------------------
                              Edward A. Brennan,
                          Chairman of the Corporate Governance
                          and Compensation Committee of
                          the Board of Directors


                      By:
                          ---------------------------------------
                              Donald P. Jacobs,
                          Lead Non-employee Director


                      COMMONWEALTH EDISON COMPANY


                      By:
                          ---------------------------------------
                              Edward A. Brennan,
                          Chairman of the Corporate Governance
                          and Compensation Committee of
                          the Board of Directors


                      By:
                          ---------------------------------------
                              Donald P. Jacobs,
                          Lead Non-employee Director


                      EXECUTIVE:


                      -------------------------------------------
                              John W. Rowe